Non-Qualified
[DATE]

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AGREEMENT

AUTOMATIC DATA PROCESSING, INC. (the “Company”), pursuant to the 2008 Omnibus Award Plan (the “Plan”), hereby irrevocably grants you (the “Participant”), on [DATE] (the “Grant Date”) the right and option to purchase shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), subject to (1) the restrictions, terms and conditions herein, and (2) any special terms and conditions applicable to the Participant, as set forth in the appendices attached hereto (the “Appendices”).
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of options provided for herein to the Participant, on the terms and conditions described in this Stock Option Grant Agreement (including the Appendices, the “Agreement”).
NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.	The option herein granted shall become exercisable in whole or in part as follows:

(a)	Exercisable as to 25% of the shares (rounded down to the nearest whole share) on the first anniversary of the Grant Date.

(b)	Exercisable as to an additional 25% of the shares (rounded down to the nearest whole share) on the second anniversary of the Grant Date.

(c)	Exercisable as to an additional 25% of the shares (rounded down to the nearest whole share) on the third anniversary of the Grant Date.

(d)	Exercisable in its entirety on and after the fourth anniversary of the Grant Date; and

(e)	Exercisable in its entirety (i) upon the death of the Participant, or (ii) in the event of total and permanent disability of the Participant.

(f)
If the Participant retires from the Company at any time following the first anniversary of this Agreement and at such time satisfies the Normal Retirement Criteria, the option herein granted shall continue to become exercisable as set forth in clauses (b) through (d) of this Section 1. The Normal Retirement Criteria will be satisfied if the Participant shall (i) retire (and satisfy the Company’s criteria for retirement at such time) from the Company or any of its subsidiaries, divisions or business units, as the case may be, (ii) be at least 55 years of age at the time of such retirement, and (iii) have at least ten credited years of service with the Company or its subsidiaries at the time of such retirement.

(g)
If a Participant who at the time of retirement satisfies the Normal Retirement Criteria subsequently dies or becomes totally and permanently disabled before such Participant’s option herein granted becomes exercisable in its entirety as set forth in clause (d) of this Section 1, the option herein granted shall become exercisable as set forth in clause (e) of this Section 1.

(h)
If a Participant who at the time of retirement satisfies the criteria set forth in Section 2(b)(iv) subsequently dies or becomes totally and permanently disabled before the expiration of 12 months after the retirement of the Participant, such Participant’s option herein granted shall become exercisable as set forth in clause (e) of this Section 1.

(i)
Except as provided in clauses (f) through (h) of this Section 1 or Appendix A to this Agreement or as the Committee may otherwise determine in its sole discretion, no option herein granted shall become exercisable following termination of the Participant’s employment from the Company or any of its subsidiaries (and no option herein granted shall become exercisable following the Company’s sale of the subsidiary, or the Company’s or a subsidiary’s sale of the division or business unit, that employs such Participant).

(j)
Notwithstanding Appendix A to this Agreement, the option granted hereunder shall become exercisable in its entirety as of immediately prior to the consummation of a Change in Control, unless the successor company, or a parent of the successor company, in the Change in Control agrees to assume, replace, or substitute the option granted hereunder (as of the consummation of such Change in Control) with an option on substantially identical terms, as determined by the Committee.

2.	The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

(a)	the expiration of ten years from the date on which the option was granted;

(b)
the expiration of 60 days from the date of termination of the Participant’s employment from the Company (including in connection with the sale of the subsidiary, division or business unit that employs such Participant) or any of its subsidiaries; provided, however, that

(i)	if the Participant’s employment from the Company or any of its subsidiaries terminates because of total and permanent disability, the provisions of sub-paragraph (c) shall apply,

(ii)
if the Participant shall die during employment by the Company or any of its subsidiaries or during the 60-day period following the date of termination of such employment, the provisions of sub-paragraph (d) below shall apply,

(iii)	if the Participant shall retire and satisfy the Normal Retirement Criteria, the provisions of sub-paragraph (e) below shall apply, and

(iv)
if the Participant shall (I) retire (and satisfy the Company’s criteria for retirement at such time) from the Company or any of its subsidiaries, divisions or business units, as the case may be, (II) be at least 55 years of age at the time of such retirement, and (III) have at least five (but less than ten) credited years of service with the Company and its subsidiaries at the time of such retirement, the provisions of sub-paragraph (f) below shall apply;

for Participants whose home country is not the United States, for purposes of the option grant, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(c)
if Section 2(b)(i) applies, (i) if the Participant satisfied the Normal Retirement Criteria at the time of the Participant’s total and permanent disability, the expiration of 36 months after termination of the Participant’s employment from the Company or any of its subsidiaries because of total and permanent disability, or (ii) if the Participant did not satisfy the Normal Retirement Criteria at the time of the Participant’s total and permanent disability, the expiration of 12 months after termination of the Participant’s employment from the Company or any of its subsidiaries because of total and permanent disability; provided, however, that if the Participant shall die during the 36-month period specified in clause (i) of this Section 2(c) or the 12-month period specified in clause (ii) of this Section 2(c), as applicable, then the unexercised portion shall become null and void upon the expiration of 12 months after death of the Participant;

(d)
if Section 2(b)(ii) applies, (i) if the Participant satisfied the Normal Retirement Criteria at the time of death, the expiration of 36 months after death of the Participant, or (ii) if the Participant did not satisfy the Normal Retirement Criteria at the time of death, 12 months after death of the Participant;

(e)
if Section 2(b)(iii) applies, the expiration of 37 months after the retirement of the Participant; provided, however, that if such Participant shall die during the 37 month period following the date of such Participant’s retirement, then the unexercised portion shall become null and void on the later of (i) the expiration of 37 months after the retirement of the Participant and (ii) 12 months after death of the Participant; and

(f)
if Section 2(b)(iv) applies, the expiration of 12 months after the retirement of the Participant; provided, however, that if such Participant shall die during the 12 month period following the date of such Participant’s retirement, then the unexercised portion shall become null and void on the expiration of 12 months after death of the Participant.

3.
Notwithstanding the foregoing, in the event that any unexercised portion of the option herein granted would terminate and become null and void in accordance with Section 2 and the Fair Market Value of the unexercised portion of the option herein granted exceeds the full price for each of the shares purchased pursuant to such option, the then vested portion of the option herein granted shall be deemed to be automatically exercised by the Participant on such last trading day by means of  a net exercise without any action by the Participant.  Upon such automatic exercise, the Company shall deliver to the Participant the number of shares of Common Stock for which the option was deemed exercised less the number of shares of Common Stock having a Fair Market Value, as of such date, sufficient to (1) pay the full price for each of the shares of Common Stock purchased pursuant to the option herein granted and (2) satisfy all applicable required tax withholding obligations.  Any fractional share shall be settled in cash. For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 2 to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Agreement.

4.	The full price for each of the shares purchased pursuant to the option herein granted shall be $XX.XX.

5.
Full payment for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part. No shares shall be issued until full payment therefore has been made, and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until such shares shall have been issued.

6.
No option granted hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

7.
In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations or combinations of shares prior to complete exercise of the option herein granted which change the character or amount of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant’s executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant’s executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however that if the change is of such nature that the Participant or the Participant’s executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgment, deem equitable; provided, further, that the foregoing shall not limit the Company’s ability to otherwise adjust the option in a manner consistent with Section 12 of the Plan.

8.
For Participants whose home country is Australia, Canada or the United States, the option granted hereunder is conditioned upon the Participant’s agreement to this Agreement and the Restrictive Covenant Agreement furnished herewith within ninety (90) days from the date of this Agreement. If the Participant’s home country is not Australia, Canada or the United States, the effectiveness of the option granted hereunder is conditioned upon (i) the Participant having executed and delivered to the Company in connection with previous stock option grants a restrictive covenant, or (ii) the execution and delivery by the Participant within ninety (90) days from the date of this Agreement of the restrictive covenant separately provided by the Participant’s local human resource department. If the Company does not receive the signed (whether electronically or otherwise) restrictive covenant and this Agreement within such ninety-day period, this Agreement shall be terminable by the Company.

9.
Notwithstanding anything to the contrary contained herein, the option granted hereunder may be terminated and become null and void without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement (including, if applicable, the Restrictive Covenant Agreement furnished herewith) between the Participant and the Company or any Affiliate. If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the option granted hereunder (which gain shall be deemed to be an amount equal to the difference between the price for shares set forth in Section 4 above and the Fair Market Value (as defined in the Plan), on the applicable exercise date, of the shares of Common Stock for which the option was exercised), and repay such gain to the Company.

10.
The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

11.
Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

12.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

13.
For Participants whose home country is the United States, nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever. Although over the course of employment terms and conditions of employment may change, the at-will term of employment of such Participant will not change.

14.
The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

15.
This Agreement, the Plan and, if applicable, the Restrictive Covenant Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, however, that if the Participant’s home country is Australia, Canada or the United States, the Participant understands that the Participant may have an existing agreement(s) with the Company, through prior awards, acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in the Restrictive Covenant Agreement furnished herewith, and acknowledges that the Restrictive Covenant Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide the Company with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of the Restrictive Covenant Agreement that would release the Participant from the obligations the Participant has assumed under the restrictive covenants in any of these agreements. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

16.
This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

Participants whose home country is not the United States are subject to the additional terms and conditions set forth in Appendices B, C and D to this Agreement, as applicable to the Participant’s country. Participants whose home country is not the United States should review Appendices B, C and D to this Agreement carefully.

By accepting this Agreement through the online acceptance tool on Fidelity Stock Plan Services' website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan.

AUTOMATIC DATA PROCESSING, INC.

_____________________________________

APPENDIX A - SUPPLEMENTAL PROVISIONS TO SECTIONS 1(a)-(e) & 1(i)

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AGREEMENT

Capitalized terms used but not defined in this Appendix A shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
If the Participant is, as of the date of the consummation of the Change in Control, a Corporate Officer as appointed by the Board, the following provisions apply:

Notwithstanding anything to the contrary in Section 1(a)-(e), if, within 24 months following a Change in Control, the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated either (x) by the Company or its Affiliates (or any successor thereto) without Cause (as defined in the Company’s Change in Control Severance Plan for Corporate Officers, as amended (the “CIC Plan”)) or (y) by the Participant with Good Reason (as defined in the CIC Plan), the option granted hereunder shall become exercisable in its entirety as of the date of such termination.

In the event of any inconsistency between this Agreement and the terms of the CIC Plan that would otherwise apply to the option herein granted, the terms of this Agreement shall control. For the avoidance of doubt: (1) the terms of Section 1.2 of the CIC Plan shall not apply to the option granted under this Agreement, and (2) any acceleration of vesting of the option herein granted shall be deemed to be accelerated under the terms of the CIC Plan for purposes of Section 1.3 of the CIC Plan.

If the Participant is, as of the date of the consummation of the Change in Control, a letter graded associate (but not a Corporate Officer as appointed by the Board), the following provision applies:

Notwithstanding anything to the contrary in Section 1(a)-(e), if, within 12 months following a Change in Control, the Participant’s employment with the Company or its Affiliates (or any successor thereto) is terminated by the Company or its Affiliates (or any successor thereto) without Cause the option granted hereunder shall become exercisable in its entirety as of the date of such termination.

APPENDIX B - SPECIAL PROVISIONS FOR PARTICIPANTS
WHOSE HOME COUNTRY IS NOT THE UNITED STATES

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AGREEMENT

Capitalized terms used but not defined in this Appendix B shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
For Participants whose home country is not the United States, this Appendix B includes special terms and conditions that are in addition to the terms and conditions set forth in the Agreement:
1.    Compliance with Legal Requirements. The Participant understands that the Company is under no obligation to seek approval or clearance from any governmental authority for the grant of the option and/or any payment pursuant to the option. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent to the extent necessary to comply with laws applicable to the option.

2.    Responsibility for Taxes.

(a)    The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to any relevant taxable or tax withholding event, the Participant agrees, if requested by the Company, to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In furtherance and not in limitation of the foregoing, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; or (iii) withholding in shares of Common Stock to be issued at exercise of the option.
(c)    The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to make a payment pursuant to this Agreement if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
3.    Nature of Option. In accepting the option, the Participant acknowledges, understands and agrees that:

a.
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b.
the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

c.	all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

d.
the option grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Employer, the Company or any Affiliate, and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any);

e.
unless otherwise agreed with the Company, the option and the shares of Common Stock, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate of the Company;

f.	the Participant is voluntarily participating in the Plan;

g.	the option and any shares of Common Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

h.
the option and any shares of Common Stock acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

i.	the future value of the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty;

j.	if the underlying shares of Common Stock do not increase in value, the option will have no value;

k.	if the Participant exercises the option and acquires shares of Common Stock, the value of such Common Stock may increase or decrease in value, even below the option Exercise Price;

l.
no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from the termination of the Participant’s employment (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the option to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

m.
unless otherwise provided in the Plan, in this Agreement or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

n.
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the option or of any amounts due to the Participant pursuant to the exercise of the option or the subsequent sale of any shares of Common Stock acquired upon exercise.

4.     Miscellaneous.

(a)
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(b)
Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon exercise of the option prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

(c)
Language. If the Participant has received this Agreement, or any other document related to the option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(d)
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(e)
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to maintain cash or shares received pursuant to options in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to remit or repatriate funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

(f)
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the option and on any shares of Common Stock purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX C - DATA PRIVACY PROVISIONS FOR PARTICIPANTS
WHOSE HOME COUNTRY IS NOT THE UNITED STATES

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AGREEMENT

Capitalized terms used but not defined in this Appendix C shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.

Part 1:

If the Participant works and/or resides in any of Belgium, the Czech Republic, Denmark, France, Germany, Italy, the Netherlands, Poland, Portugal, Romania, Slovakia, Spain, Sweden, Switzerland or the United Kingdom, the following Data Privacy provision applies:

The Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other option materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

The Company and the Employer hold certain personal information about the Participant: the Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Providing Data for the purposes listed above is mandatory and denial thereof will prevent the Participant’s participation in the Plan.

Data will be transferred to Fidelity Stock Plan Services, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data will be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data by contacting in writing his or her local human resources representative. The Participant may, at any time, contact his or her local human resources representative to enforce his or her privacy rights.

Part 2:

If the Participant works and/or resides in a country not listed above in Part 1, the following Data Privacy provision applies:

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other option materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data will be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) will have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

APPENDIX D - SUPPLEMENT FOR AUSTRALIA,
CANADA & POLAND

AUTOMATIC DATA PROCESSING, INC. 2008 OMNIBUS AWARD PLAN
STOCK OPTION GRANT AGREEMENT

Capitalized terms used but not defined in this Appendix D shall have the respective meanings ascribed to such terms in the Agreement, or in the Plan, as applicable.
Terms and Conditions
This Appendix D includes special terms and conditions that govern the options granted to the Participant if he or she works and/or resides in one of the countries listed herein. Moreover, if the Participant relocates to one of the countries included in this Appendix D, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Agreement.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the special terms and conditions included herein will apply to the Participant.
Notifications
This Appendix D also includes information of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the laws in effect in the countries listed below as of September 2017. Such laws are often complex and change frequently. As a result, the information contained in this Appendix D may be out of date at the time the Participant exercises the option or sells shares of Common Stock acquired under the Plan.
In addition, this supplement is general in nature and does not discuss all of the various laws, rules and regulations that may apply. It may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is strongly advised to seek appropriate professional advice if he or she has any questions about his or her specific situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner.

AUSTRALIA
Terms and Conditions

Data Privacy.
This provision supplements the applicable provisions of Appendix C:
The privacy policy of Automatic Data Processing Limited ABN 70 003 924 945 contains information about how the Participant can access and seek correction of the Participant’s personal information, and how to make a complaint about a breach of applicable privacy laws.
CANADA
Terms and Conditions

Termination of Employment.

This provision replaces the second paragraph Section 2(b) of the Agreement:

For purposes of the option, the Participant's termination date shall occur (regardless of the reason for such termination and whether or not found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any), effective as of the date that is the earlier of: (i) the termination of the Participant’s employment relationship; (ii) the date the Participant receives written notice of termination; or (iii) the date the Participant is no longer actively employed regardless of any notice period or period of pay in lieu of such notice mandated under applicable laws (including, but not limited to statutory law, regulatory law and/or common law). The Committee shall have the exclusive discretion to determine when the termination date occurs for purposes of the option and when the Participant is no longer actively employed for purposes of the option (including whether the Participant may still be considered to be providing services while on a leave of absence).
The following provisions will apply if the Participant is a resident of Quebec:
Language Consent.
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy.
This provision supplements the applicable provisions of Appendix C:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s file.

Notifications
Foreign Asset/Account Reporting Information.
Foreign property, including shares, options to purchase shares (i.e., options), and other rights to receive shares (e.g., restricted stock units) of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of his or her specified foreign property exceeds C$100,000 at any time during the year. Thus, the options must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because the Participant holds other foreign property. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily is equal to the fair market value of the shares of Common Stock at the time of acquisition, but if the Participant owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock. The Participant should consult his or her personal tax advisor to ensure compliance with the applicable reporting obligations.
POLAND

Terms and Conditions
Data Privacy.
This provision supplements the applicable provisions of Appendix C:
The Employer shall mean ADP Polska Sp. z o.o.